Exhibit 4.2

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is made and entered into as of June 28, 2019, by and between IGM BIOSCIENCES, INC., a Delaware corporation (the “Corporation”), and the undersigned holders of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock of the Corporation (the “Investors”).

RECITALS

A.    The Corporation and certain of the Investors are parties to an Amended and Restated Investor Rights Agreement dated March 23, 2012 (the “Prior Investor Rights Agreement”).

B.    On the date hereof, the Corporation is issuing shares of Series C Preferred Stock to certain of the Investors.

C.    In connection with the issuance of shares of Series C Preferred Stock, the parties hereto desire to amend and restate the Prior Investor Rights Agreement in the manner set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree that the Prior Investor Rights Agreement is hereby amended and restated in its entirety as follows:

1.    Registration Rights.

1.1    Definitions. As used herein:

(a)    The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of the effectiveness of such registration statement.

(b)    For the purposes hereof; the term “Registrable Securities” means shares of (i) any and all Common Stock of the Corporation issued or issuable to the holders of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, (ii) any and all Common Stock issued or issuable upon conversion of shares of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock of the Corporation, which have not been previously resold to the public in a registered public offering, (iii) stock issued with respect to or in any exchange for or in replacement of stock included in subparagraph (ii) above which has not been previously resold to the public in a registered public offering, and (iii) stock issued in respect of the stock referred to in (ii) and (iii) above as a result of a stock split, stock dividend or the like, which have not been previously resold to the public in a registered public offering.

(c)    The terms “Holder” or “Holders” mean any person or persons to whom Registrable Securities were originally issued and who execute this Agreement.

(d)    The term “Initiating Holders” means any Holder or Holders of, in the aggregate, of at least 72% of the Registrable Securities that have not been previously resold to the public in a registered public offering.

(e)    The term “Major Investor” means each Investor that holds not less than 5,000,000 shares of Series C Preferred Stock.

1.2    Requested Registration.

(a)    Request for Registration. In case the Corporation shall receive from the Initiating Holders a written request that the Corporation effect any registration with respect to all or a part of the Registrable Securities, the Corporation will:

(i)    within ten (10) days after its receipt thereof give written notice of the proposed registration to all other Holders; and

(ii)    as soon as practicable, use its reasonable best efforts to effect such registration (including, without limitation, preparation of a registration statement and prospectus complying as to form with the requirements of the Securities Act, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as is specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Corporation; provided, that the Corporation shall not be obligated to take any action to effect such registration pursuant to this Section 1.2:

(A)    Prior to the earlier of (i) the five (5) year anniversary of the date of this Agreement or (ii) one hundred and eighty (180) days following the effective date of IPO (as defined below) (or if later, the date of the expiration of the lockup for such initial public offering);

(B)    In any particular jurisdiction in which the Corporation would be required to execute a general consent to service of process in effecting such registration, unless the Corporation is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(C)    After the Corporation has effected two such registrations pursuant to this subsection 1.2(a) and such registrations have been declared or ordered effective;

(D)    If the Corporation qualifies at that time to register the securities requested to be registered pursuant to a registration described in Section 1.4 hereof; or

(E)    If the Initiating Holders, together with the holders of any other securities of the Corporation entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) with aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $10,000,000.

Subject to the foregoing clauses (A) through (E), the Corporation shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practical, but in any event within ninety (90) days after receipt of the request or requests of the Initiating Holders; provided, however, that if the Corporation shall furnish to such Holders a certificate signed by the President or Chief Executive Officer of the Corporation stating that in the good faith judgment of the Board of Directors of the Corporation (the “Board”) it would be seriously detrimental to the Corporation for such registration statement to be filed at the date filing would be required and it is therefore essential to defer the filing of such registration statement, the Corporation shall be entitled to delay the filing of such registration statement not more than once in any twelve month period for an additional period of up to one hundred and twenty (120) days.

(b)    Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Corporation as a part of their request made pursuant to Section 1.2 and the Corporation shall include such information in the written notice referred to in subsection 1.2(a)(i). The right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by at least a majority-in-interest of the Initiating Holders and such Holder) to the extent provided herein. The Corporation shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by at least majority-in-interest of the Initiating Holders, provided, however, that the managing underwriter shall be approved by the Corporation, which approval shall not be unreasonably withheld. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, the Initiating Holders shall so advise all Holders of Registrable Securities who have elected to participate in such offering, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all such Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders. The shares to be registered by Holders of Registrable Securities will be reduced only after the other shareholders’ shares are reduced, if applicable. If any Holder of Registrable Securities disapproves of the terms of the underwriting, he may elect to withdraw therefrom by written notice to the Corporation, the underwriter and the Initiating Holders. Any Registrable Securities which are excluded from the underwriting by reason of the underwriter’s marketing limitation or withdrawn from such underwriting shall be withdrawn from such registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Corporation, employees of the Corporation and other holders of the Corporation’s Common Stock may include securities for its (or their) own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited by the underwriter.

(c)    Limitations on Effecting Registration. For purposes of Subsection 1.2, a registration shall not be counted as “effected” if (i) all of the Registrable Securities requested to be registered are not registered (unless they are not registered because they are withdrawn by the Holder or because of an underwriter’s cutback) or (ii) such registration has not closed (other than as a result of a request by the Holders for such registration to be withdrawn, provided however, that if at the time of such withdrawal the Holders have learned of a material adverse change in the business, condition or prospects of the Corporation from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Corporation of such change, such registration shall not be counted as “effected”)).

1.3    Corporation Registration.

(a)    Right to Include. If at any time or from time to time, the Corporation proposes to register any of its securities, for its own account or the account of any of its shareholders other than the Holders (other than a registration relating solely to employee stock option or purchase plans, or a registration relating solely to an SEC Rule 145 transaction, or a registration on any other form, other than Form S-1, S-2 or S-3, or any successor to such form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) the Corporation will:

(i)    promptly give to each Holder written notice thereof; and

(ii)    include in such registration (and any related qualification under blue sky laws or other compliance with applicable laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 days after receipt of such written notice from the Corporation, by any Holder or Holders to be included in any such registration, except as set forth in subsection 1.3(b) below.

(b)    Underwriting. If the registration of which the Corporation gives notice is for a registered public offering involving an underwriting, the Corporation shall so advise the Holders as a part of the written notice given pursuant to subsection 1.3(a)(i). In such event, the right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Corporation and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Corporation. Notwithstanding any other provision of this Section 1.3, the underwriter may determine, in its sole discretion, to limit any number of Registrable Securities to be included in the registration and underwriting in the case of the Corporation’s initial public offering (“IPO”). In any other registration, either the underwriter or the Corporation may determine to limit the number of Registrable Securities to be included in the registration and underwriting to not less than 25% of the shares to be included. In the event of a cutback by the underwriters of the number of Registrable Securities to be included in the registration and underwriting, the Corporation shall advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all of such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders. The shares to be registered by Holders of Registrable Securities will be reduced only after the other shareholders’ shares are reduced, if applicable. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Corporation and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

1.4    Form S-3. After its IPO, the Corporation shall use its reasonable best efforts to qualify for registration on Form S-3 or any comparable or successor form. After the Corporation has qualified for the use of Form S-3, Holders of not less than twenty-five percent (25%) of the outstanding Registrable Securities shall have the right to request an unlimited number of registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of Shares by such Holders), subject to the following:

(a)    The Corporation shall not be required to effect a registration pursuant to this Section 1.4 within 120 days of the effective date of any registration referred to in Sections 1.2 or 1.3 above or within 180 days of IPO (or if later, the date of the expiration of the lockup for such IPO).

(b)    The Corporation shall not be required to effect a registration pursuant to this Section 1.4 unless the Holder or Holders requesting registration propose to dispose of shares of Registrable Securities having an aggregate disposition price (before deduction of underwriting discounts and expenses of sale) of at least $5,000,000.

(c)    The Corporation shall not be required to effect more than two registrations pursuant to this Section 1.4 in any consecutive 12-month period.

The Corporation shall promptly give written notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 1.4 and shall provide a reasonable opportunity for other Holders to participate in the registration, provided that if the registration is for an underwritten offering, the terms of subsection 1.2(b) shall apply to all participants in such offering. Subject to the foregoing, the Corporation will use its reasonable best efforts to effect promptly, the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition; provided, however, that if the Corporation shall furnish to such Holders a certificate signed by the President or Chief Executive Officer of the Corporation stating that in the good faith judgement of the Board it would be seriously detrimental to the Corporation for such registration statement to be filed at the date filing would be required and it is therefore essential to defer the filing of such registration statement, the Corporation shall be entitled to delay the filing of such registration statement not more than once in any twelve month period for an additional period of up to one hundred and twenty (120) days. Any registration pursuant to this Section 1.4 shall not be counted as a registration pursuant to Section 1.2.

1.5    Expenses of Registration. All expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 1, including without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Corporation and expenses of any special audits incidental to or required by such registration, shall be borne by the Corporation except as follows:

(a)    The Corporation shall not be required to pay for expenses of any registration proceeding begun pursuant to Section 1.2 or 1.4 hereof, the request for which has been subsequently withdrawn by the Initiating Holders, in which such case, such expenses shall be borne by the Holders requesting such withdrawal; provided, however, that in lieu of paying such expenses holders of at least a majority of the shares held by all Initiating Holders may elect to forfeit their right to request one registration pursuant to Section 1.2 hereof; provided further, however, that if at the time of such withdrawal the Holders have learned of a material adverse change in the business, condition or prospects of the Corporation from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Corporation of such change, then the Holders shall not be required to pay any such expenses and shall retain their rights to such registration pursuant to Section 1.2 hereof.

(b)    The Corporation shall not be required to pay for expenses of any registration proceeding pursuant to Section 1.4 hereof after the first two such registrations pursuant to Section 1.4 hereof have been effected by the Corporation and such registrations have been declared or ordered effective.

(c)    The Corporation shall not be required to pay fees of legal counsel of a Holder except for a single counsel acting on behalf of all selling Holders with such fees not to exceed $25,000.

(d)    The Corporation shall not be required to pay transfer taxes or underwriters’ fees, discounts or commissions relating to the Registrable Securities.

1.6    Registration Procedures. In the case of each registration, qualification or compliance effected by the Corporation pursuant to this Agreement, the Corporation will keep each Holder participating therein advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Corporation will:

(a)    Keep such registration, qualification or compliance pursuant to Sections 1.2, 1.3 or 1.4 hereof effective for a period of 120 days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

(b)    Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them;

(c)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(d)    Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such United States jurisdictions as shall be reasonably requested by the Holders; provided that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Corporation is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)    Cause all such Registrable Securities registered under this Section 1 to be listed on each securities exchange on which similar securities issued by the Corporation are then listed; and

(f)    Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with such registration, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Corporation for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Corporation, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.7    Indemnification.

(a)    The Corporation will indemnify and hold harmless each Holder of Registrable Securities, each of its officers, directors, partners, stockholders and each person controlling such Holder, with respect to which such registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter of the Registrable Securities held by or issuable to such Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary or final prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Corporation relating to action or inaction required of the Corporation in connection with any rule or regulation promulgated under the Securities Act or any state securities law applicable to the Corporation and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any reasonable legal and any other out-of-pocket expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action; provided, however, that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Corporation in an instrument duly executed by such Holder or underwriter specifically for use therein, and provided further that the agreement of the Corporation to indemnify any underwriter and any person who controls such underwriter contained herein with respect to any such preliminary prospectus shall not inure to the benefit of any underwriter, from whom the person asserting any such claim, loss, damage, liability or action purchased the stock which is the subject thereof, if at or prior to the written confirmation of the sale of such stock, a copy of the prospectus (or the prospectus as amended or supplemented) was not sent or delivered to such person, excluding the documents incorporated therein by reference, and the untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the prospectus (or the prospectus as amended or supplemented).

(b)    Each Holder will, if Registrable Securities held by or issuable to such Holder are included in the securities as to which such registration, qualification or compliance is being effected pursuant to this Agreement, severally and not jointly, indemnify and hold harmless the Corporation, each of its directors and each of its officers who has signed the registration statement, and each person (if any), who controls the Corporation within the meaning of the Securities Act, for the Company, each underwriter, if any, of the Corporation’s securities covered by such a registration statement, each person who controls the Corporation within the meaning of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary or final prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Corporation, such Holders, such directors, officers, partners, persons or underwriters for any reasonable legal or any other out-of-pocket expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Corporation in an instrument duly executed by such Holder specifically for use therein, and provided further that the agreement of the Holder to indemnify any underwriter and any person who controls such underwriter contained herein with respect to any such preliminary prospectus shall not inure to the benefit of any underwriter, from whom the person asserting any such claim, loss, damage, liability or action purchased the stock which is the subject thereof, if at or prior to the written confirmation of the sale of such stock, a copy of the prospectus (or the prospectus as amended or supplemented) was not sent or delivered to such person, excluding the documents incorporated therein by reference, and the untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the prospectus (or the prospectus as amended or supplemented). Notwithstanding the foregoing, in no event shall the indemnification provided by any Holder hereunder exceed the gross proceeds received by such Holder for the sale of such Holder’s securities pursuant to such registration.

(c)    Each party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. The Indemnified Party shall promptly permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom at its own expense, provided, that the Indemnified Party shall have the sole right to assume the defense if the claim would impose criminal liability on an Indemnified

Party; and provided, further, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld). The Indemnified Party may participate in such defense and hire counsel at such party’s own expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such action. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which (i) involves a finding or admission of wrongdoing, (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. Any Indemnified Party shall cooperate with the Indemnifying Party in the defense of any claim or litigation brought against such Indemnified Party.

1.8    Lock-Up Provision. Upon receipt of a written request by the Corporation or by its underwriters, the Holders shall not sell, sell short, grant an option to buy, or otherwise dispose of shares of the Corporation’s Common Stock or other securities held immediately before the effective date of the registration statement for such offering (except for any such shares included in the registration) for a period of one hundred and eighty (180) days following the effective date of the initial registration of the Corporation’s securities; provided, however, that such Holder shall have no obligation to enter into the agreement described in this Section 1.8 unless all directors, officers and greater than one percent (1%) stockholders of the Corporation enter into similar agreements. The Corporation may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said 180-day period. Each Holder also agrees to execute a lock-up agreement with the underwriters in an IPO that is in a customary form consistent with the provisions of this Section 1.8. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Corporation or the underwriters shall apply pro rata to all Corporation stockholders that are subject to such agreements, based on the number of shares subject to such agreement; provided that a discretionary waiver or termination of restrictions of a lock-up agreement applied to an individual holder in circumstances of emergency or hardship applicable to such holder shall not apply pro rata to all Corporation stockholders that are subject to such agreements.

1.9    Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall promptly furnish to the Corporation such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Corporation may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to herein.

1.10    Rule 144A and Rule 144 Reporting.

(a)    If the Corporation receives a request for the information required in Rule 144A(d)(4) from Initiating Holders, then the Corporation shall, within 30 days after the date of such request, provide such information to such Initiating Holders and any person or persons designated by an Initiating Holder as a prospective buyer in a transaction pursuant to Rule I44A.

(b)    With a view to making available to Holders of Registrable Securities the benefits of certain rules and regulations of the Securities and Exchange Commission (the “SEC”) which may permit the sale of the Registrable Securities to the public without registration, at all times after 90 days after the effective date of the first registration filed by the Corporation for an offering of its securities to the general public the Corporation agrees to:

(i)    Make and keep public information available, as those terms are understood and defined in SEC Rule 144 under the Securities Act;

(ii)    File with the SEC in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(iii)    So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon such Holder’s request a written statement by the Corporation as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Corporation for an offering of its securities to the public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Corporation, and such other reports and documents so filed by the Corporation as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

1.11    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Corporation shall not, without the prior written consent of the Holders of a at least a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Corporation which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 or 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of the date set forth in subsection 1.2(a)(ii)(A) hereof.

1.12    Termination. The rights of a Holder under sections 1.2, 1.3 and 1.4 of this Agreement shall terminate on the earlier to occur of (a) a Deemed Liquidation Event (as defined in the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”), or (b) the date on which a Holder can sell all of its Registrable Securities without restriction pursuant to Rule 144.

2.    Covenants of the Corporation.

2.1    Financial Information. The Corporation will furnish the following information to each Major Investor:

(a)    Annual Financials. As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, the Corporation will provide each Major Investor with consolidated balance sheets of the Corporation and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of operations and consolidated statements of cash flows of the Corporation and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles, all in reasonable detail, certified by independent public auditors of recognized national standing selected by the Corporation and accompanied by a copy of such auditors’ letter to management; provided, however, that until the Corporation shall have revenues or expenses of more than $2,000,000 per year, such financial statements may be reviewed by such independent public auditors, rather than audited.

(b)    Quarterly Financials. As soon as practicable after the end of each fiscal quarter (except the fourth fiscal quarter), and in any event within 45 days thereafter, the Corporation will provide each Major Investor with consolidated balance sheets of the Corporation and its subsidiaries, if any, as at the end of such fiscal quarter, and consolidated statements of operations and consolidated statements of cash flows of the Corporation and its subsidiaries, if any, for such quarter, prepared in accordance with generally accepted accounting principles (except for required footnotes and for minor year-end adjustments), all in reasonable detail.

(c)    Monthly Financials. As soon as practicable after the end of each month (except the last month of the fiscal year), and in any event within 20 days thereafter, the Corporation will provide each Major Investor with consolidated balance sheets and income statements of the Corporation and its subsidiaries, if any, as of the end of such month and consolidated statements of cash flow for such month and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (except for required footnotes and for minor year end adjustments).

(d)    Capitalization Table. As soon as practicable after the end of each fiscal quarter, and in any event within 45 days thereafter, the Corporation will provide each Major Investor with an up-to-date capitalization table of the Corporation, and quarterly notice of any transactions involving Series C Preferred Stock during the prior quarter.

(e)    Operating Budget. As soon as practicable, but in any event 30 days before the end of each fiscal year, an operating budget for the next fiscal year, forecasting the Corporation’s revenues, expenses, and cash position.

(f)    Termination of Covenants. The Corporation’s obligation to deliver the information required in Section 2.1(a-d) above shall terminate upon the earlier of its IPO or a Deemed Liquidation (as defined in the Restated Certificate).

(g)    Inspection. Subject to Section 2.3, the Corporation shall permit each Major Investor at such Major Investor’s expense, to visit and inspect the Corporation’s properties; examine its books of account and records; and discuss the Corporation’s affairs, finances, and accounts with its officers, during normal business hours of the Corporation as may be reasonably requested by the Major Investor, provided, however, that the Corporation reserves the right to withhold any information if access to such information could, in the good faith judgment of the Board after consultation with the Corporation’s counsel, adversely affect the attorney-client privilege between the Corporation and its counsel, or result in disclosure of trade secrets or reasonably be expected to involve a conflict of interest, or if HTH, BBA or RG or their respective representatives are a competitor of the Corporation as determined in good faith by the Board. Copies of Stanford University Reports. As long as Haldor Topsoe Holding A/S and/or, as relevant, one or more affiliates (as hereinafter defined) of Haldor Topsoe Holding A/S, together (Haldor Topsoe Holding A/S and/or such affiliate(s), as relevant, referred to herein collectively as “HTH”) owns not less than 1,000,000 shares of Series B Preferred Stock in the aggregate or an equivalent amount of Common Stock issued upon conversion thereof (as adjusted for any stock dividends, combinations or splits with respect to such shares), the Corporation shall provide to HTH, when provided by the Corporation to Stanford University, a copy of each report prepared by the Corporation and delivered after the Effective Date to Stanford University pursuant to the Amended and Restated Exclusive Agreement dated as of January 23, 2012, by and between The Board of Trustees of the Leland Stanford Junior University and the Corporation. For purposes of this Section 2.2, an “affiliate” of Haldor Topsoe Holding A/S is a party controlling, controlled by or under common control with Haldor Topsoe Holding A/S.

2.2    Confidentiality of Information. All information obtained by the Investors pursuant to Section 2.1 or Section 2.2 hereof shall be deemed proprietary and confidential to the Corporation and will not be disclosed by the Investors to any person or entity without the prior written consent of the Corporation; provided, however, that such consent shall not be unreasonably withheld. This restriction shall not apply to information which is (a) previously known to the public becomes known to the public in general (other than as a result of a breach of this Section 2.3 by such Investor, (b) is or has been independently developed or conceived by such Investor without use of the Corporation’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Corporation; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Corporation so long as the persons to whom such information is disclosed agrees to be bound to the same confidentiality obligations as the Investor with respect to such information; (ii) to any prospective purchaser of any Registrable Securities from such Investor allowed pursuant to this Agreement, if such prospective purchaser agrees to be bound by the provisions of this Section 2.3; (iii) to any affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, so long as the persons to whom such information is disclosed agrees to be bound to the same confidentiality obligations as the Investor with respect to such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Corporation of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

2.3    Post-IPO Affiliate Shelf. After an IPO, the Corporation agrees to enter into an agreement with any Major Investor who may be deemed an “affiliate” as defined under Rule 144 of the Securities Act of 1933, as amended, in substantially the form attached hereto as Exhibit A (an “Affiliate Shelf Agreement”) to provide for certain arrangements with respect to the registration of the Registrable Securities (an “Affiliate Shelf”). Any Major Investor requesting to enter into an Affiliate Shelf Registration shall submit a request to the Corporation in writing and shall state the number of shares to be disposed of. The Corporation’s provision of an Affiliate Shelf shall be subject to the following:

(a)    The Corporation shall not be required to effect a registration pursuant to this Section 2.4 within 120 days of the effective date of any registration referred to in Sections 1.2, Section 1.3 or Section 1.4 above (or if later, the date of the expiration of the lockup for such IPO).

(b)    The Corporation shall not be required to effect a registration pursuant to this Section 2.4 unless the Major Investor or Major Investors requesting registration propose to dispose of shares having an aggregate disposition price of at least $5,000,000.

(c)    The Corporation shall not be required to effect more than two registrations pursuant to this Section 2.4 in any consecutive 12-month period.

2.4    Director Indemnification. The Corporation shall obtain from financially sound and reputable insurers Directors and Officers liability insurance on terms and conditions satisfactory to the Board, and will use reasonable best efforts to cause such insurance policy to be maintained until such time as the Board determines that such insurance should be discontinued. The Corporation also hereby agrees to provide each of the directors designated to serve on the Board by the Investors (each an “Investor Director”), immediately upon such Investor Director’s appointment or election to the Board the Corporation’s standard form of indemnification agreement for directors, which shall in customary form and substance for a company of similar size and substance to the Corporation. In the event that the Corporation merges with another entity and is not the surviving entity of such transaction, or transfers all of its assets to another entity, the Corporation shall ensure that proper provisions are made so that the successors of the Corporation assume the Corporation’s obligations with respect to director indemnification.

2.5    Board Matters. The Corporation agrees that the Board will hold meetings of quarterly unless determined otherwise by a vote of a majority of the members of the Board. The Corporation will reimburse all non-employee directors for their reasonable and documented out-of-pocket expenses related to attendance at Board and Board committee meetings and other Board matters.

2.6    Matters Requiring Investor Director Approval. So long as the holders of Series C Preferred Stock are entitled to designate a Series C Director (as defined in the Amended and Restated Voting Agreement dated as of June 28, 2019 among the Corporation and the Stockholders named therein (the “Voting Agreement”)), but prior to IPO, the Corporation will not, without Board approval (which approval must include the affirmative vote of at least one of the Series C Directors):

(a)    make any loan or advance to, or own any shares or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Corporation except for indebtedness permitted by 2.7(e) below, and except for trade accounts of the Corporation or any subsidiary arising in the ordinary course of business;

(b)    make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee shares or option plan approved by the Board;

(c)    guarantee any indebtedness, except for indebtedness permitted by 2.7(e) below, and except for trade accounts of the Corporation or any subsidiary arising in the ordinary course of business;

(d)    make any investment inconsistent with any investment policy approved by the Board;

(e)    incur any aggregate indebtedness in excess of $500,000 that is not already, as of May 24, 2019, included in a Board-approved budget, other than trade credit incurred in the ordinary course of business;

(f)    enter into or be a party to any transaction with any director, officer or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person other than transactions made in the ordinary course of business and pursuant to reasonable requirements of the Corporation’s business and upon fair terms approved by the Board;

(g)    change the compensation of the Chief Executive Officer of the Corporation, including approving any option grants;

(h)    change the principal business of the Corporation, enter new lines of business, or exit the current line of business;

(i)    sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(j)    enter into any in-license, asset transfer, merger or acquisition or similar corporate strategic relationship involving Corporation assets greater than $500,000.

2.7    Anti-Corruption. The Corporation covenants that it shall not, and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), in each case, in violation of the FCPA, the U.K. Bribery Act or any other applicable anti-bribery or anti-corruption law. The Corporation further covenants that it shall, and shall cause each of its subsidiaries and affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Corporation, its subsidiaries or affiliates, or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act or any other applicable anti-bribery or anti-corruption law. The Corporation further covenants that it shall, and shall cause each of its subsidiaries and affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act or any other applicable anti-bribery or anti-corruption law.

3.    Right to Maintain.

3.1    “New Securities”. For purposes of this Section 3, the term “New Securities” shall mean shares of Common Stock, Preferred Stock or any other class of capital stock of the Corporation, whether or not now authorized, securities of any type that are convertible into shares of such capital stock, and options, warrants or rights to acquire shares of such capital stock. Notwithstanding the foregoing, the term “New Securities” will not include Exempted Securities (as defined in the Restated Certificate).

3.2    Grant of Rights. Subject to the terms specified in this Section 3, the Corporation hereby grants each Major Investor the right of first refusal to purchase New Securities that the Corporation hereafter may from time to time propose to issue and sell in accordance with the following procedures:

(a)    In the event the Corporation proposes to undertake an issuance of New Securities, it shall give the Major Investors written notice of its intention, describing the type of New Securities, the price and material terms upon which the Corporation proposes to issue the same. Each Major Investor shall have 20 days from the date of receipt of any such notice to agree to purchase up to that portion of such New Securities (“Pro Rata Portion”) which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all outstanding Preferred Stock, for the price and upon the terms specified in the Corporation’s notice by giving written notice to the Corporation to such effect and stating therein the quantity equal or less than its pro rata portion of New Securities it is requesting to purchase. If a Major Investor has not agreed to purchase its Pro Rata Portion of the New Securities by the end of such 20 day period, the Corporation shall so notify the other Major Investors, and the other Major Investors shall have 10 days from the date of receipt of such notice to agree to purchase their Pro Rata Portion of the remaining shares.

(b)    To the extent the Investors fail to exercise their rights to purchase the New Securities within such 30 day period, the Corporation shall have 90 days thereafter to sell or enter into an agreement to sell any New Securities not purchased by the Major Investors at a price and upon terms no more favorable to the purchaser than the terms specified in the Corporation’s notice to the Major Investors, after which 90 day period the Corporation shall not thereafter sell such New Securities without first offering such securities to the Major Investors in accordance with this Section 3.

3.3    Termination of Rights. The rights granted under this Section 3 shall expire upon the earlier of (a) an IPO or (b) a Deemed Liquidation (as defined in the Restated Certificate).

4.    Advocacy Provision.

4.1    Subject to compliance at the time with all applicable securities laws and regulations, the Corporation shall use its commercially reasonable efforts to advocate to the managing underwriter(s) of the IPO to offer Baker Bros. Advisors LP (“BBA”) and Redmile Group (“RG”) (each a “Lead Investor” and together the “Lead Investors”) the opportunity to purchase shares of Common Stock as described below (the “Potential IPO Opportunity”) in a future IPO, if any, on the same terms, including, without limitation, at a price equal to the price per share shown in a final prospectus in the IPO and paid by the public for shares of Common Stock, and subject to the same conditions, as are applicable to the public in the IPO. The Potential IPO Opportunity shall be equal to (i) in the case of BBA, 15% of the total number of shares offered for sale in the IPO (excluding any shares attributable to any green shoe overallotment) and (ii) in the case of RG, 15% of the total number of shares offered for sale in the IPO (excluding any shares attributable to any green shoe overallotment). For the purposes of this Section 4, commercially reasonable efforts shall include, without limitation, multiple attempts with the appropriate senior representatives of the managing underwriter(s) to advocate to the underwriters to provide the Potential IPO Opportunity to the Lead Investors. Each of the Lead Investors acknowledge and agree that the Potential IPO Opportunity does not constitute an offer to sell securities of the Corporation and any sale of shares remains at the discretion of the managing underwriter and any purchase of shares remains at the discretion of each Lead Investor, as applicable.

5.    Observer Right.

So long as they each own not less than 5,000,000 shares of Series B Preferred Stock or Series C Preferred Stock, the Corporation shall invite BBA, RG and HTC to designate a representative to attend all meetings of the Board and of all Committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree, pursuant to a written agreement with the Corporation on customary terms, to hold in confidence and trust all information provided, and provided further, that the Corporation reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could, in the good faith judgment of the Board after consultation with the Corporation’s outside counsel, adversely affect the attorney-client privilege between the Corporation and its counsel, (ii) or result in disclosure of trade secrets or reasonably be expected to involve a conflict of interest, or if HTH, BBA or RG or their respective representatives are a competitor of the Corporation as determined in good faith by the Board. This Section 5 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Corporation first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (iii) upon a Deemed Liquidation (as defined in the Restated Certificate) or (iv) for each of HTH, BBA, and RG, at such time as such termination is requested in writing.

6.    Miscellaneous.

6.1    Amendment or Waiver. Any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Corporation and Holders holding at least 72% of the outstanding Registrable Securities; provided that if any amendment, waiver, discharge or termination of this agreement operates in a manner that treats any Investor different from other Investors, respectively, the consent of such Investor shall also be required for such amendment, waiver, discharge or termination. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties hereto and their successors and assigns.

6.2    Governing Law; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within California. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.3    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject hereof and it supersedes, merges, and renders void any and all prior understandings and/or agreements, written or oral, with respect to such subject matter; provided that the Series C Preferred Stock Purchase Agreement dated as of June 28, 2019, among the Corporation and the Investors named therein, the Voting Agreement, and the Right of First Refusal and Co-Sale Agreement among the Corporation, Founders, and Major Investors as of June 28, 2019 shall govern as to the respective specific subject matter thereof.

6.4    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed by certified or registered mail, postage prepaid, or delivered by overnight delivery or express courier, addressed to the Holders at their addresses shown on the records of the Corporation or, to the Corporation, at its principal executive office, or at such other address as the Corporation or any Holder shall hereafter furnish in writing. All notices that are mailed shall be deemed delivered five (5) days after deposit in the United States mail.

6.5    Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.6    Publicity. The Corporation and the Investors will not, without the prior written consent of BBA, RG or Janus Henderson (“JH”), respectively, use in advertising, publicity, marketing communications regarding any Corporation financing (whether oral or written) or other public communication or filing, the “Baker Brothers” name, the “Redmile” name or the “Janus” name, respectively or, to its knowledge, the name of any partner or employee thereof, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, or contraction thereof owned by BBA, RG or JH, respectively, except that the Corporation and the Investors may make any such disclosure if, upon the advice of counsel, there is no alternative to such disclosure because it is required by applicable law or regulation and BBA, RG and JH, respectively, are notified in advance and given reasonable opportunity to minimize such disclosure, to the extent legally permissible. In addition, the Corporation may respond to inquiries about any public disclosure that was required by law or regulation, by confirming the accuracy of such disclosure. Notwithstanding the foregoing, the Corporation and the Investors may disclose the names of BBA, RG and JH in connection with the provision of any details regarding the agreements executed by the Corporation, BBA, RG and JH to any of its executive officers, directors, accountants, counsel and financial advisors, with a need to know such information, provided that such recipient agrees to abide by the foregoing confidentiality obligations.

6.7    Right to Conduct Activities. The Corporation hereby agrees and acknowledges that BBA, RG, and certain Investors party hereto (together with their respective affiliates, the “VC Funds”) are professional investment organizations, and as such review the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Corporation’s business (as currently conducted or as currently propose to be conducted). The Corporation hereby agrees that, to the extent permitted under applicable law, the VC Funds shall not be liable to the Corporation for any claim arising out of, or based upon, (i) the investment by the VC Funds in any entity competitive with the Corporation, or (ii) actions taken by any partner, officer, employee or other representative of the VC Funds to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Corporation; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Corporation’s confidential information, or (y) any director or officer of the Corporation from any liability associated with his or her fiduciary duties to the Corporation.

6.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

IGM BIOSCIENCES, INC. a Delaware corporation

By:	/s/ Fred Schwarzer
Title:	Chief Executive officer

(Signature page to the Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INVESTOR:

667, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Scott Lessing
President

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Scott Lessing
President

(Signature page to the Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INVESTOR:

HALDOR TOPSØE HOLDING A/S

By:	/s/ Jakob Haldor Topsøe
Name:	Jakob Haldor Topsøe
Title:	Chairman

Address:
c/o Haldor Topsøe A/S
Haldor Topsøes Alle 1
Postbox 213
DK-2800 Kgs. Lyngby
Denmark

(Signature page to the Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INVESTOR

REDMILE BIOPHARMA INVESTMENTS II, L.P.

By: Redmile Biopharma Investments II (GP), LLC, its general partner

By:	/s/ Jeremy Green
Name:	Jeremy Green
Title:	Managing Member

RAF, L.P.

By: RAF GP, LLC, its general partner

By:	/s/ Jeremy Green
Name:	Jeremy Green
Title:	Manager

REDMILE STRATEGIC MASTER FUND, LP

By: Redmile Group, LLC, its investment manager

By:	/s/ Jeremy Green
Name:	Jeremy Green
Title:	Managing Member

(Signature page to the Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INVESTOR:

Janus Henderson Global Life Sciences Fund

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Portfolio Manager and Authorized Signatory

Janus Henderson Capital Funds plc on behalf of its series
Janus Henderson Global Life Sciences Fund

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Portfolio Manager and Authorized Signatory

(Signature page to the Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INVESTOR:

Vivo Panda Fund, L.P.
By:	Vivo Panda, LLC, General Partner

By:	/s/ Mahendra Shah
Mahendra Shah
Managing Member

(Signature page to the Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INVESTOR:

Jack Nielsen

/s/ Jack Nielsen

(Signature page to the Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INVESTOR

Nelson Teng
(Print investor name)

By:	/s/ Nelson Teng
(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

(Signature page to the Amended and Restated Investor Rights Agreement)

EXHIBIT A

Affiliate Shelf Agreement

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of [                    ] by and between IGM BIOSCIENCES, INC., a Delaware corporation (the “Company”), and the persons listed on the attached Schedule A who are signatories to this Agreement (collectively, the “Investors”). Unless otherwise defined herein, capitalized terms used in this Agreement have the respective meanings ascribed to them in the Investor Rights Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Investors wish to provide for certain arrangements with respect to the registration of the Registrable Securities (as defined below) by the Company under the Securities Act (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.

Definitions

1.1.    Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the respective meanings set forth below:

(a)    “Board” shall mean the Board of Directors of the Company.

(b)    “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c)    “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

(d)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(e)    “Investor Rights Agreement” shall mean the Amended and Restated Investor Rights Agreement of the Company.

(f)    “Other Securities” shall mean securities of the Company, other than Registrable Securities (as defined below).

(g)    “Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

(h)     “Registrable Securities” shall mean the shares of Common Stock and any Common Stock issued or issuable upon the exercise or conversion of any other securities (whether equity, debt or otherwise) of the Company now owned or hereafter acquired by any of the Investors. Registrable Securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) such Registrable Securities have been sold pursuant to an effective Registration Statement; (ii) such Registrable Securities have been sold by the Investors pursuant to Rule 144 (or other similar rule), (iii) ) at any time after any of the Investors become an affiliate of the Company, such Registrable Securities may be resold by the Investor holding such Registrable Securities without limitations as to volume or manner of sale pursuant to Rule 144; or (iv) ten (10) years after the date of this Agreement. For purposes of this definition, in order to determine whether an Investor is an “affiliate” (as such term is defined and used in Rule 144, and including for determining whether volume or manner of sale limitations of Rule 144 apply) the parties will assume that all convertible securities (whether equity, debt or otherwise) have been converted into Common Stock.

(i)    The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and such Registration Statement becoming effective under the Securities Act.

(j)    “Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, up to $50,000 of reasonable out-of-pocket legal expenses of one outside counsel for Investors (if different from the Company’s counsel and if such counsel is reasonably approved by the Company) in connection with the preparation and filing of the Resale Registration Shelf (as defined below), and up to $50,000 of reasonable legal expenses of one special counsel for Investors (if different from the Company’s counsel and if such counsel is reasonably approved by the Company) per underwritten public offering, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses.

(k)    “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement as may be necessary to comply with applicable securities laws other than a registration statement (and related prospectus) filed on Form S-4 or Form S-8 or any successor forms thereto.

(l)    “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(m)    “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(n)    “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, the fees and expenses of any legal counsel (except as provided in the definition of “Registration Expenses”) and any other advisors any of the Investors engage and all similar fees and commissions relating to the Investors’ disposition of the Registrable Securities.

2

Section 2.

Resale Registration Rights

2.1.    Resale Registration Rights.

(a)    Following demand by any Investor the Company shall file with the Commission a Registration Statement on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act) covering the resale of the Registrable Securities by the Investors (the “Resale Registration Shelf”), and the Company shall file such Resale Registration Shelf as promptly as reasonably practicable following such demand, and in any event within sixty (60) days of such demand; provided, however, that the Company shall not be obligated to make any such filing until one year following the date of the Company’s initial public offering (the “Demand Effective Date”). Such Resale Registration Shelf shall include a “final” prospectus, including the information required by Item 507 of Regulation S-K of the Securities Act, as provided by the Investors in accordance with Section 2.7. Notwithstanding the foregoing, before filing the Resale Registration Shelf, the Company shall furnish to the Investors a copy of the Resale Registration Shelf and afford the Investors an opportunity to review and comment on the Resale Registration Shelf. The Company’s obligation pursuant to this Section 2.1(a) is conditioned upon the Investors providing the information contemplated in Section 2.7. Notwithstanding anything contained herein to the contrary, any demand made by an Investor pursuant to this Agreement that the Company file with the Commission a Registration Statement shall be deemed to be a demand for registration of the same nature (i.e., Form S-3 or Form S-1, underwritten or not) pursuant to the Investor Rights Agreement to the extent such rights are, at the relative time, available pursuant to the Investor Rights Agreement.

(b)    The Company shall use its reasonable best efforts to cause the Resale Registration Shelf and related prospectuses to become effective as promptly as practicable after filing. The Company shall use its reasonable best efforts to cause such Registration Statement to remain effective under the Securities Act until the earlier of the date (i) all Registrable Securities covered by the Resale Registration Shelf have been sold or may be sold freely without limitations or restrictions as to volume or manner of sale pursuant to Rule 144 or (ii) all Registrable Securities covered by the Resale Registration Shelf otherwise cease to be Registrable Securities pursuant to the definition of Registrable Securities. The Company shall promptly, and within two (2) business days after the Company confirms effectiveness of the Resale Registration Shelf with the Commission, notify the Investors of the effectiveness of the Resale Registration Shelf.

(c)    Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to effect, or to take any action to effect, a registration pursuant to Section 2.1(a):

(i)    if the Company has and maintains an effective Registration Statement on Form S-3ASR that provides for the resale of an unlimited number of securities by selling stockholders (a “Company Registration Shelf”);

(ii)    during the period forty-five (45) days prior to the Company’s good faith estimate of the date of filing of a Company Registration Shelf; or

(iii)    if the Company has caused a Registration Statement to become effective pursuant to this Section 2.1 or pursuant to Section 1.2 of the Investor Rights Agreement (in connection with a request by the Investor) during the prior twelve (12) month period.

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(d)    If the Company has a Company Registration Shelf in place at any time in which the Investors make a demand pursuant to Section 2.1(a), the Company shall file with the Commission, as promptly as practicable, and in any event within fifteen (15) business days after such demand, a “final” prospectus supplement to its Company Registration Shelf covering the resale of the Registrable Securities by the Investors (the “Prospectus”); provided, however, that (i) the Company shall not be obligated to make any such filing until after the Demand Effective Date and (ii) the Company shall not be obligated to file more than one Prospectus pursuant to this Section 2.1(d) in any six month period to add additional Registrable Securities to the Company Registration Shelf that were acquired by the Investors other than directly from the Company or in an underwritten public offering by the Company. The Prospectus shall include the information required under Item 507 of Regulation S-K of the Securities Act, which information shall be provided by the Investors in accordance with Section 2.7. Notwithstanding the foregoing, before filing the Prospectus, the Company shall furnish to the Investors a copy of the Prospectus and afford a single outside counsel (in addition to any inside counsel) of the Investors an opportunity to review and comment on the Prospectus.

(e)    Deferral and Suspension. At any time after being obligated pursuant to this Agreement to file a Resale Registration Shelf or Prospectus, or after any Resale Registration Shelf has become effective or a Prospectus filed with the Commission, the Company may defer the filing of or suspend the use of any such Resale Registration Shelf or Prospectus, upon giving written notice of such action to the Investors with a certificate signed by the Principal Executive Officer of the Company stating that in the good faith judgment of the Board, the filing or use of any such Resale Registration Shelf or Prospectus covering the Registrable Securities would be seriously detrimental to the Company or its stockholders at such time and that the Board concludes, as a result, that it is in the best interests of the Company and its stockholders to defer the filing or suspend the use of such Resale Registration Shelf or Prospectus at such time. The Company shall have the right to defer the filing of or suspend the use of such Resale Registration Shelf or Prospectus for a period of not more than one hundred twenty (120) days from the date the Company notifies the Investors of such deferral or suspension; provided that the Company shall not exercise the right contained in this Section 2.1(e) more than once in any twelve month period. In the case of the suspension of use of any effective Resale Registration Shelf or Prospectus, the Investors, immediately upon receipt of notice thereof from the Company, shall discontinue any offers or sales of Registrable Securities pursuant to such Resale Registration Shelf or Prospectus until advised in writing by the Company that the use of such Resale Registration Shelf or Prospectus may be resumed. In the case of a deferred Prospectus or Resale Registration Shelf filing, the Company shall provide prompt written notice to the Investors of (i) the Company’s decision to file or seek effectiveness of the Prospectus or Resale Registration Shelf, as the case may be, following such deferral and (ii) in the case of a Resale Registration Shelf, the effectiveness of such Resale Registration Shelf. In the case of either a suspension of use of, or deferred filing of, any Resale Registration Shelf or Prospectus, the Company shall not, during the pendency of such suspension or deferral, be required to take any action hereunder (including any action pursuant to Section 2.2 hereof) with respect to the registration or sale of any Registrable Securities pursuant to any such Resale Registration Shelf, Company Registration Shelf or Prospectus.

(f)    Other Securities. Subject to Section 2.2(e) below, any Resale Registration Shelf or Prospectus may include Other Securities, and may include securities of the Company being sold for the account of the Company; provided such Other Securities are excluded first from such Registration Statement in order to comply with any applicable laws or request from any Government Entity, Nasdaq or any applicable listing agency. For the avoidance of doubt, no Other Securities may be included in an underwritten offering pursuant to Section 2.2 without the consent of the Investors, except as may be required pursuant to the Investor Rights Agreement.

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2.2.    Sales and Underwritten Offerings of the Registrable Securities.

(a)    Notwithstanding any provision contained herein to the contrary, the Investors, collectively, shall following the Demand Effective Date and subject to the limitations set forth in this Section 2.2, be permitted one underwritten public offering per calendar year, but no more than three underwritten public offerings in total, to effect the sale or distribution of Registrable Securities.

(b)    If the Investors intend to effect an underwritten public offering pursuant to a Resale Registration Shelf or Company Registration Shelf to sell or otherwise distribute Registrable Securities, they shall so advise the Company and provide as much notice to the Company as reasonably practicable (and in any event not less than fifteen (15) business days prior to the Investors’ request that the Company file a prospectus supplement to a Resale Registration Shelf or Company Registration Shelf).

(c)    In connection with any offering initiated by the Investors pursuant to this Section 2.2 involving an underwriting of shares of Registrable Securities, the Investors shall be entitled to select the underwriter or underwriters for such offering, subject to the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(d)    In connection with any offering initiated by the Investors pursuant to this Section 2.2 involving an underwriting of shares of Registrable Securities, the Company shall not be required to include any of the Registrable Securities in such underwriting unless the Investors (i) enter into an underwriting agreement in customary form with the underwriter or underwriters, (ii) accept customary terms in such underwriting agreement with regard to representations and warranties relating to ownership of the Registrable Securities and authority and power to enter into such underwriting agreement and (iii) complete and execute all questionnaires, powers of attorney, custody agreements, indemnities and other documents as may be requested by such underwriter or underwriters. Further, the Company shall not be required to include any of the Registrable Securities in such underwriting if (Y) the underwriting agreement proposed by the underwriter or underwriters contains representations, warranties or conditions that are not reasonable in light of the Company’s then-current business or (Z) the underwriter, underwriters or the Investors require the Company to participate in any marketing, road show or comparable activity that may be required to complete the orderly sale of shares by the underwriter or underwriters.

(e)    If the total amount of securities to be sold in any offering initiated by the Investors pursuant to this Section 2.2 involving an underwriting of shares of Registrable Securities exceeds the amount that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities (subject in each case to the cutback provisions set forth in this Section 2.2(e)), that the underwriters and the Company determine in their sole discretion shall not jeopardize the success of the offering. If the underwritten public offering has been requested pursuant to Section 2.2(a) hereof, the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner: (a) first, shares of Company equity securities that the Company desires to include in such registration shall be excluded and (b) second, Registrable Securities requested to be included in such registration by the Investors shall be excluded. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round down the number of shares allocated to any of the Investors to the nearest 100 shares.

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2.3.    Fees and Expenses. All Registration Expenses incurred in connection with registrations pursuant to this Agreement shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Investors shall be borne by the Investors.

2.4.    Registration Procedures. In the case of each registration of Registrable Securities effected by the Company pursuant to Section 2.1 hereof, the Company shall keep the Investors advised as to the initiation of each such registration and as to the status thereof. The Company shall use its reasonable best efforts, within the limits set forth in this Section 2.4, to:

(a)    prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectuses used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and current and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

(b)    furnish to the Investors such numbers of copies of a prospectus, including preliminary prospectuses, in conformity with the requirements of the Securities Act, and such other documents as the Investors may reasonably request in order to facilitate the disposition of Registrable Securities;

(c)    use its reasonable best efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions in the United States as shall be reasonably requested by the Investors, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(d)    in the event of any underwritten public offering, and subject to Section 2.2(d), enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering and take such other usual and customary action as the Investors may reasonably request in order to facilitate the disposition of such Registrable Securities;

(e)    notify the Investors at any time when a prospectus relating to a Registration Statement covering any Registrable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company shall use its reasonable best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to such Registration Statement and, if required, a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)    if requested by an Investor, use reasonable best efforts to cause the Company’s transfer agent to remove any restrictive legend from any Registrable Securities, within two business days following such request;

(h)    cause to be furnished, at the request of the Investors, on the date that Registrable Securities are delivered to underwriters for sale in connection with an underwritten offering pursuant to this Agreement,

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(i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter or letters from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(i)    cause all such Registrable Securities included in a Registration Statement pursuant to this Agreement to be listed on each securities exchange or other securities trading markets on which Common Stock is then listed.

2.5.    The Investors Obligations.

(a)    Discontinuance of Distribution. The Investors agree that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 2.4(e) hereof, the Investors shall immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities until the Investors’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4(e) hereof or receipt of notice that no supplement or amendment is required and that the Investors’ disposition of the Registrable Securities may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.5(a).

(b)    Compliance with Prospectus Delivery Requirements. The Investors covenant and agree that they shall comply with the prospectus delivery requirements of the Securities Act as applicable to them or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement filed by the Company pursuant to this Agreement.

(c)    Notification of Sale of Registrable Securities. The Investors covenant and agree that they shall notify the Company following the sale of Registrable Securities to a third party as promptly as reasonably practicable, and in any event within thirty (30) days, following the sale of such Registrable Securities.

2.6.    Indemnification.

(a)    To the extent permitted by law, the Company shall indemnify the Investors, and, as applicable, their officers, directors, and constituent partners, legal counsel for each Investor and each Person controlling the Investors, with respect to which registration, related qualification, or related compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each Person who controls any underwriter within the meaning of the Securities Act against all claims, losses, damages, or liabilities (or actions in respect thereof) to the extent such claims, losses, damages, or liabilities arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any such registration, qualification, or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance; and the Company shall pay as incurred to the Investors, each such underwriter, and each Person who controls the Investors or underwriter, any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the indemnity contained in this Section 2.6(a) shall not apply to amounts paid

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in settlement of any such claim, loss, damage, liability, or action if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based upon any violation by such Investor of the obligations set forth in Section 2.5 hereof, any untrue statement or omission contained in such prospectus or other document based upon written information furnished to the Company by the Investors, such underwriter, or such controlling Person and stated to be for use therein, or any bad faith willful misconduct or gross negligence of the Investor.

(b)    To the extent permitted by law, each Investor (severally and not jointly) shall, if Registrable Securities held by such Investor are included for sale in the registration and related qualification and compliance effected pursuant to this Agreement, indemnify the Company, each of its directors, each officer of the Company who signs the applicable Registration Statement, each legal counsel and each underwriter of the Company’s securities covered by such a Registration Statement, each Person who controls the Company or such underwriter within the meaning of the Securities Act against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, or related document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by such Investor of Section 2.5 hereof, the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law applicable to such Investor and relating to action or inaction required of such Investor in connection with any such registration and related qualification and compliance, and shall pay as incurred to such persons, any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in (and such violation pertains to) such Registration Statement or related document in reliance upon and in conformity with written information furnished to the Company by such Investor and stated to be specifically for use therein; provided, however, that the indemnity contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if settlement is effected without the consent of such Investor (which consent shall not unreasonably be withheld); provided, further, that the Investor shall not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any bad faith willful misconduct or gross negligence of the Company; and provided, further, that such Investor’s liability under this Section 2.6(b) (when combined with any amounts such Investor is liable for under Section 2.6(d)) shall not exceed such Investor’s net proceeds from the offering of securities made in connection with such registration.

(c)    Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 2.6, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such claim at its own expense; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of such claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Investors in conducting the defense of such action, suit, or proceeding by reason of recognized claims for indemnity under this Section 2.6, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interest of such party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced,

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of any liability to the indemnified party under this Section 2.6, but the omission so to notify the indemnifying party shall not relieve such party of any liability that such party may have to any indemnified party otherwise than under this Section 2.6.

(d)    If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event, however, shall (i) any amount due for contribution hereunder be in excess of the amount that would otherwise be due under Section 2.6(a) or Section 2.6(b), as applicable, based on the limitations of such provisions and (ii) a Person found by a court of competent jurisdiction to be liable for fraudulent misrepresentation (within the meaning of the Securities Act), bad faith, gross negligence or willful misconduct be entitled to contribution from a Person who was not also found by a court of competent jurisdiction to be liable of fraudulent misrepresentation (within the meaning of the Securities Act), bad faith, gross negligence or willful misconduct.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that the failure of the underwriting agreement to provide for or address a matter provided for or addressed by the foregoing provisions shall not be a conflict between the underwriting agreement and the foregoing provisions.

(f)    The obligations of the Company and the Investors under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement or otherwise.

2.7.    Information. The Investors shall furnish to the Company such information regarding the Investors and the distribution proposed by the Investors as the Company may reasonably request and as shall be reasonably required in connection with any registration referred to in this Agreement. The Investors agree to, as promptly as practicable (and in any event prior to any sales made pursuant to a prospectus), furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by the Investors not misleading. The Investors agree to keep confidential the receipt of any notice received pursuant to Section 2.4(e) and the contents thereof, except as required pursuant to applicable law. Notwithstanding anything to the contrary herein, the Company shall be under no obligation to name the Investors in any Registration Statement or include such Investors’ Registrable Securities or Other Securities if the Investors have not provided the information required by this Section 2.7 with respect to the Investors as a selling securityholder in such Registration Statement or any related prospectus.

2.8.    Rule 144 Requirements. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time

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permit the Investors to sell Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act at all times after the date hereof;

(b)    file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

(c)    prior to the filing of the Registration Statement or any amendment thereto (whether pre-effective or post-effective), and prior to the filing of any prospectus or prospectus supplement related thereto, to provide the Investors with copies of all of the pages thereof (if any) that reference the Investors; and

(d)    furnish to any Investor, so long as the Investor owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested by an Investor in availing itself of any rule or regulation of the Commission which permits an Investor to sell any such securities without registration.

2.9.    RESERVED.

Section 3.

Miscellaneous

3.1.    Amendment. No amendment, alteration or modification of any of the provisions of this Agreement shall be binding unless made in writing and signed by each of the Company and the Investors.

3.2.    Injunctive Relief. It is hereby agreed and acknowledged that it shall be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person shall be irreparably damaged and shall not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including, without limitation, specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

3.3.    Notices. All notices required or permitted under this Agreement must be in writing and sent to the address or facsimile number identified below. Notices must be given: (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under clause (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid reputable overnight delivery service. Notices shall be effective upon receipt. Either party may change its notice address by providing the other party written notice of such change. Notices shall be delivered as follows:

If to the Investors:	At such Investor’s address as set forth on Schedule A hereto

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If to the Company:	Attention: IGM Biosciences Inc. 325 E. Middlefield Road Mountain View, California 94043 Attention: Fred Schwarzer

with a copy to:	Wilson Sonsini Goodrich and Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 Attention: Tony Jeffries

3.4.    Governing Law; Jurisdiction; Venue; Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)    Each of the Company and the Investors irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein, or for recognition or enforcement of any judgment, and each of the Company and the Investors irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the Company and the Investors hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Each of the Company and the Investors irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein in any court referred to in Section 3.4(b) hereof. Each of the Company and the Investors hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    EACH OF THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE COMPANY AND THE INVESTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH OF THE COMPANY AND THE INVESTORS HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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3.5.    Successors, Assigns and Transferees. Any and all rights, duties and obligations hereunder shall not be assigned, transferred, delegated or sublicensed by any party hereto without the prior written consent of the other party; provided, however, that the Investors shall be entitled to transfer Registrable Securities to one or more of their affiliates and, solely in connection therewith, may assign their rights hereunder in respect of such transferred Registrable Securities, in each case, so long as such Investor is not relieved of any liability or obligations hereunder, without the prior consent of the Company. Any transfer or assignment made other than as provided in the first sentence of this Section 3.5 shall be null and void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. The Company shall not consummate any recapitalization, merger, consolidation, reorganization or other similar transaction whereby stockholders of the Company receive (either directly, through an exchange, via dividend from the Company or otherwise) equity (the “Other Equity”) in any other entity (the “Other Entity”) with respect to Registrable Securities hereunder, unless prior to the consummation thereof, the Other Entity assumes, by written instrument, the obligations under this Agreement with respect to such Other Equity as if such Other Equity were Registrable Securities hereunder.

3.6.    Entire Agreement. This Agreement, together with any exhibits hereto, constitute the entire agreement between the parties relating to the subject matter hereof and all previous agreements or arrangements between the parties, written or oral, relating to the subject matter hereof are superseded.

3.7.    Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

3.8.    Severability. If any part of this Agreement is declared invalid or unenforceable by any court of competent jurisdiction, such declaration shall not affect the remainder of the Agreement and the invalidated provision shall be revised in a manner that shall render such provision valid while preserving the parties’ original intent to the maximum extent possible.

3.9.    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.10.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts (including by facsimile or other electronic means), and all of which together shall constitute one instrument.

3.11.    Term and Termination. The Investors’ rights to demand the registration of the Registrable Securities under this Agreement, as well as the Company’s obligations under Section 2.6 hereof, shall terminate automatically once all Registrable Securities cease to be Registrable Securities pursuant to the terms of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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